Exhibit 99.1

Asensus Surgical, Inc. Reports Operating and Financial Results for the Second Quarter 2022

RESEARCH TRIANGLE PARK, N.C.--(GLOBE NEWSWIRE)--August 8, 2022-- Asensus Surgical, Inc. (NYSE American: ASXC), a medical device company that is digitizing the interface between the surgeon and the patient to pioneer a new era of Performance-Guided Surgery™, today announced its operating and financial results for the second quarter 2022.

Recent Highlights

●	Over 670 procedures were performed globally during the quarter, representing growth of 34% over the prior year quarter, including 77% growth in the EMEA region
●	Continued the development of Performance-Guided Surgery capabilities which will enable surgeons to deliver better patient outcomes
●	The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash, of approximately $103.8 million at June 30, 2022

“We delivered yet another strong quarter of global SenhanceⓇ System utilization growth and made great progress towards the ongoing development of our digital surgery platform with the Intelligent Surgical Unit™ (ISU™) as we seek to make Performance-Guided Surgery (PGS) a reality,” said Anthony Fernando, Asensus Surgical President and CEO. “Our goal is to enable surgeons to perform safer, more predictable, and better quality procedures. By delivering real-time, data-driven clinical intelligence and guidance, Senhance and PGS will revolutionize surgery, and most importantly, help to improve patient outcomes.”

Digital Surgery Portfolio Expansion

Expanded Global ISU Machine Vision Capabilities

The Company continues to expand the utilization and applicability of the ISU globally. The Company is seeking CE Mark approval for expanded machine vision capabilities in Europe, which the Company continues to expect to receive in late 2022.The newest ISU features include: real-time 3D measurement, digital tagging, image enhancement, and enhanced camera control based on real-time data while performing surgery.

Through the evolution of the ISU, the Senhance System provides surgeons with real-time intraoperative digital tools, which represent the initial components of Performance-Guided Surgery. These tools can ultimately allow surgeons to perform better, more predictable surgery regardless of their skill level or experience.

Articulating Instrument Launch

The Company continues to expect a full scale commercial launch of 5mm Articulating Instruments in the second half of the year, which is currently in a pilot launch in the U.S. These instruments offer better access to difficult-to-reach areas of the anatomy by providing two additional degrees of freedom.

U.S. Pediatric Clearance

The Company continues to expect to submit its 510(k) application for pediatric clearance in the U.S. during the second half of 2022. Senhance System’s unique combination of the 3mm instrumentation with 5mm camera scope combined with haptic feedback make it a unique robotic assisted laparoscopic solution for pediatric surgeries.

Market Development

Procedure Volumes

In the second quarter, surgeons performed over 670 procedures utilizing the Senhance System, representing a 34% increase over the second quarter of 2021, and a 3% increase sequentially over the first quarter of 2022. This growth was primarily driven by a 77% increase in procedures in the EMEA region.

When a procedure is performed with a Senhance System, the Company is able to collect robust data, including surgical video. Over time, the accumulation of this digital surgical data library will enable the Company to generate powerful clinical insights that will fuel the development of Performance-Guided Surgery capabilities to help surgeons reduce surgical variability and drive consistently superior surgical outcomes.

Clinical Registry (TRUST)

The Company is leveraging its growing body of real-world clinical data through the utilization of its TRUSTTM clinical registry. The Company believes TRUST is the largest multi-specialty robotic-assisted laparoscopic registry in the industry. The Company expects to continue to grow this body of clinical data to support its commercial strategy as well as help to facilitate an increasing number of high-quality clinical publications demonstrating the value of Senhance and Performance-Guided Surgery.

Clinical Validation

During the quarter, there were six peer-reviewed clinical papers published providing further support for the clinical utility of the Senhance System across a variety of surgical specialties.

These papers can be found at the Company’s website, www.senhance.com/us/resources.

New Program Initiations

During the second quarter, the Company announced one Senhance installation, in the EMEA region, at the University Hospital Tübingen in Germany.

In addition, the Company has received two additional system orders which have not yet been installed. This includes the system announced on August 4, 2022, which was sold to the Company’s distribution partner, which will be installed at a hospital in the Commonwealth of Independent States (CIS).

For the full year 2022, the Company now expects to initiate 8 - 10 new Senhance Surgical Systems.

Second Quarter Financial Results

For the three months ended June 30, 2022, the Company reported revenue of $1.0 million as compared to revenue of $1.1 million in the three months ended June 30, 2021. Revenue in the second quarter of 2022 included $0.3 million in lease revenue, $0.3 million in instruments and accessories, and $0.4 million in services.

For the three months ended June 30, 2022, total operating expenses were $18.2 million, as compared to $14.8 million, in the three months ended June 30, 2021.

For the three months ended June 30, 2022, net loss was $19.6 million, or $0.08 per share, as compared to a net loss of $13.2 million, or $0.06 per share, in the three months ended June 30, 2021.

Adjusted net loss is a non-GAAP financial measure. See the reconciliation of GAAP to Non-GAAP Measures below. For the three months ended June 30, 2022, the adjusted net loss was $17.3 million, or $0.07 per share, as compared to an adjusted net loss of $12.7 million, or $0.05 per share in the three months ended June 30, 2021, after adjusting for the following charges: amortization of intangible assets, change in fair value of contingent consideration, property and equipment impairment, gain on extinguishment of debt, and change in fair value of warrant liabilities, all of which are non-cash charges.

Balance Sheet Updates

The Company had cash, cash equivalents, short-term and long-term investments, excluding restricted cash of approximately $103.8 million as of June 30, 2022.

Conference Call

Asensus Surgical, Inc. will host a conference call on Monday, August, 8, 2022, at 4:30 PM ET to discuss its second quarter 2022 operating and financial results. To listen to the conference call on your telephone, please dial 1-855-327-6837 for domestic callers and 1-631-891-4304 for international callers, and reference conference ID 10019864 approximately ten minutes prior to the start time. To access the live audio webcast or archived recording, use the following link https://ir.asensus.com/events-and-presentations. The replay will be available on the Company’s website.

About Asensus Surgical, Inc.

Asensus Surgical, Inc. is digitizing the interface between the surgeon and patient to pioneer a new era of Performance-Guided Surgery by unlocking clinical intelligence for surgeons to enable consistently superior outcomes and a new standard of surgery. This builds upon the foundation of Digital Laparoscopy with the Senhance Surgical System powered by the Intelligent Surgical Unit (ISU) to increase surgeon control and reduce surgical variability. With the addition of machine vision, augmented intelligence, and deep learning capabilities throughout the surgical experience, we intend to holistically address the current clinical, cognitive and economic shortcomings that drive surgical outcomes and value-based healthcare. Learn more about Performance-Guided Surgery and Digital Laparoscopy with the Senhance Surgical System here: www.senhance.com. Now available for sale in the US, EU, Japan, Russia, and select other countries. For a complete list of indications for use, visit: www.senhance.com/indications. For more information, visit www.asensus.com.

Follow Asensus

●	Email Alerts: https://ir.asensus.com/email-alerts
●	LinkedIn: https://www.linkedin.com/company/asensus-surgical-inc
●	Twitter: https://twitter.com/AsensusSurgical
●	YouTube: https://www.youtube.com/c/transenterix
●	Vimeo: https://vimeo.com/asxc

Forward-Looking Statements

This press release includes statements relating to the Senhance System and our 2022 second quarter results. These statements and other statements regarding our future plans and goals constitute "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. Such statements are subject to risks and uncertainties that are often difficult to predict, are beyond our control and which may cause results to differ materially from expectations and include whether we will be able to continue to progress our strategic plan in 2022, including whether we can make Performance-Guided Surgery a reality; whether the Senhance System and Performance Guided Surgery will revolutionize surgery and help to improve patient outcomes; whether we will be able to expand the utilization and applicability of the ISU globally and whether we will receive CE Mark approval for expanded machine vision capabilities in Europe in late 2022; whether we will undertake a full scale commercial launch of 5mm Articulating Instruments in the second half of 2022; whether we will submit a 510(k) application for pediatric clearance in the U.S.during the second half of 2022; whether the accumulation of a digital surgical data library will give the Company the ability to generate powerful clinical insights that will enable the development of Performance-Guided Surgery capabilities to help surgeons reduce surgical variability and drive consistently superior surgical outcomes; whether we will continue to grow the Trust Registry data to support its commercial strategy; and whether we will initiate 8-10 new Senhance Surgical Systems placements in 2022. For a discussion of the risks and uncertainties associated with the Company’s business, please review our filings with the Securities and Exchange Commission (SEC). You are cautioned not to place undue reliance on these forward-looking statements, which are based on our expectations as of the date of this press release and speak only as of the origination date of this press release. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Asensus Surgical, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue:
Product	$254	$363	$601	$1,726
Service	424	406	732	785
Lease	316	333	727	674
Total revenue	994	1,102	2,060	3,185
Cost of revenue:
Product	883	1,003	1,259	2,678
Service	646	636	1,141	1,002
Lease	818	708	1,770	1,779
Total cost of revenue	2,347	2,347	4,170	5,459
Gross loss	(1,353)	(1,245)	(2,110)	(2,274)
Operating Expenses:
Research and development	7,253	4,089	13,681	8,304
Sales and marketing	3,602	3,562	7,321	6,615
General and administrative	4,992	3,848	10,525	7,840
Amortization of intangible assets	2,533	2,862	5,203	5,729
Change in fair value of contingent consideration	(598)	478	(752)	735
Property and equipment impairment	432	—	432	—
Total Operating Expenses	18,214	14,839	36,410	29,223
Operating Loss	(19,567)	(16,084)	(38,520)	(31,497)
Other Income (Expense):
Gain on extinguishment of debt	—	2,847	—	2,847
Change in fair value of warrant liabilities	—	—	—	(1,981)
Interest income	260	79	515	131
Interest expense	(141)	(5)	(341)	(12)
Other expense, net	(86)	(7)	(232)	(36)
Total Other Income (Expense), net	33	2,914	(58)	949
Loss before income taxes	(19,534)	(13,170)	(38,578)	(30,548)
Income tax (expense) benefit	(85)	(2)	(169)	36
Net loss	(19,619)	(13,172)	(38,747)	(30,512)
Comprehensive loss:
Net loss	(19,619)	(13,172)	(38,747)	(30,512)
Foreign currency translation (loss) gain	(1,713)	472	(2,363)	(1,466)
Unrealized loss on available-for-sale investments	(144)	—	(696)	—
Comprehensive loss	$(21,476)	$(12,700)	$(41,806)	$(31,978)

Net loss per common share attributable to common stockholders – basic and diluted	$(0.08)	$(0.06)	$(0.16)	$(0.14)

Weighted average number of shares used in computing net loss per common share – basic and diluted	236,505	233,250	236,201	219,199

Asensus Surgical, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share amounts)

(Unaudited)

	June 30,	December 31,
	2022	2021

Assets
Current Assets:
Cash and cash equivalents	$10,844	$18,129
Short-term investments, available-for-sale	83,360	80,262
Accounts receivable, net	699	749
Inventories	8,451	8,634
Prepaid expenses	2,927	3,255
Employee retention tax credit receivable	1,147	1,311
Other current assets	1,134	957
Total Current Assets	108,562	113,297
Restricted cash	1,290	1,154
Long-term investments, available-for-sale	9,581	37,435
Inventories, net of current portion	7,258	7,074
Property and equipment, net	9,389	10,971
Intellectual property, net	4,122	9,892
Net deferred tax assets	244	288
Operating lease right-of-use assets, net	4,747	5,348
Other long-term assets	2,157	1,014
Total Assets	$147,350	$186,473
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$3,849	$3,448
Accrued employee compensation and benefits	3,127	3,559
Accrued expenses and other current liabilities	1,617	1,617
Operating lease liabilities – current portion	579	683
Deferred revenue	510	543
Total Current Liabilities	9,682	9,850
Long Term Liabilities:
Contingent consideration	1,619	2,371
Noncurrent operating lease liabilities	4,610	5,006
Total Liabilities	15,911	17,227
Commitments and Contingencies
Stockholders’ Equity
Common stock $0.001 par value, 750,000,000 shares authorized at June 30, 2022 and December 31, 2021; 236,620,415 and 235,218,552 shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	237	235
Preferred stock, $0.01 par value, 25,000,000 shares authorized, no shares issued and outstanding at June 30, 2022 and December 31, 2021, respectively	—	—
Additional paid-in capital	958,646	954,649
Accumulated deficit	(824,121)	(785,374)
Accumulated other comprehensive loss	(3,323)	(264)
Total Stockholders’ Equity	131,439	169,246
Total Liabilities and Stockholders’ Equity	$147,350	$186,473

Asensus Surgical, Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

(Unaudited)

	Six Months Ended
	June 30,
	2022	2021
Operating Activities:
Net loss	$(38,747)	$(30,512)
Adjustments to reconcile net loss to net cash and cash equivalents used in operating activities:
Depreciation	1,720	1,585
Amortization of intangible assets	5,203	5,729
Amortization of discounts and premiums on investments, net	444	—
Stock-based compensation	4,328	3,628
Gain on extinguishment of debt	—	(2,847)
Deferred tax expense (benefit)	169	(36)
Bad debt expense	9	—
Change in inventory reserves	(567)	288
Property and equipment impairment	432	—
Loss on disposal of property and equipment	97	—
Change in fair value of warrant liabilities	—	1,981
Change in fair value of contingent consideration	(752)	735
Changes in operating assets and liabilities:
Accounts receivable	(8)	127
Inventories	(1,933)	(1,687)
Operating lease right-of-use assets	409	(2,970)
Prepaid expenses	189	517
Other current and long-term assets	(1,169)	2,660
Accounts payable	524	679
Accrued expenses	(284)	(1,428)
Deferred revenue	(4)	14
Operating lease liabilities	(290)	3,052
Net cash and cash equivalents used in operating activities	(30,230)	(18,485)
Investing Activities:
Purchase of available-for-sale investments	(17,792)	—
Proceeds from maturities of available-for-sale investments	41,408	—
Purchase of property and equipment	(443)	(700)
Net cash and cash equivalents provided by (used in) investing activities	23,173	(700)
Financing Activities:
Proceeds from issuance of common stock, net of issuance costs	—	130,314
Taxes paid related to net share settlement of vesting of restricted stock units	(349)	(1,041)
Proceeds from exercise of stock options and warrants	18	30,835
Net cash and cash equivalents (used in) provided by financing activities	(331)	160,108
Effect of exchange rate changes on cash and cash equivalents	239	(329)
Net (decrease) in cash, cash equivalents and restricted cash	(7,149)	140,594
Cash, cash equivalents and restricted cash, beginning of period	19,283	17,529
Cash, cash equivalents and restricted cash, end of period	$12,134	$158,123

Supplemental Disclosure for Cash Flow Information:
Cash paid for leases	$549	$539
Cash paid for taxes	$65	$50

Supplemental Schedule of Non-cash Investing and Financing Activities:
Transfer of inventories to property and equipment	$724	$1,243
Acquisition of property and equipment in accounts payable	$—	$67
Reclass of warrant liability to common stock and additional paid-in-capital	$—	$2,236
Lease liabilities arising from obtaining right-of-use assets	$—	$3,461

Asensus Surgical, Inc.
Reconciliation of Non-GAAP Measures
Adjusted Net Loss and Adjusted Net Loss per Share
(in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net loss attributable to common stockholders (GAAP)	$(19,619)	$(13,172)	$(38,747)	$(30,512)

Adjustments
Amortization of intangible assets	2,533	2,862	5,203	5,729
Change in fair value of contingent consideration	(598)	478	(752)	735
Property and equipment impairment	432	—	432	—
Gain on extinguishment of debt	—	(2,847)	—	(2,847)
Change in fair value of warrant liabilities	—	—	—	1,981
Adjusted net loss attributable to common stockholders (Non-GAAP)	$(17,252)	$(12,679)	$(33,864)	$(24,914)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021

Net loss per share attributable to common stockholders (GAAP)	$(0.08)	$(0.06)	$(0.16)	$(0.14)

Adjustments
Amortization of intangible assets	0.01	0.02	0.02	0.03
Change in fair value of contingent consideration	0.00	0.00	0.00	0.00
Property and equipment impairment	0.00	—	0.00	—
Gain on extinguishment of debt	—	(0.01)	—	(0.01)
Change in fair value of warrant liabilities	—	—	—	0.01
Adjusted net loss per share attributable to common stockholders (Non-GAAP)	$(0.07)	$(0.05)	$(0.14)	$(0.11)

The non-GAAP financial measures for the three and six months ended June 30, 2022 and 2021, provide management with additional insight into the Company’s results of operations from period to period without non-cash charges are calculated using the following adjustments:

a)   Intangible assets that are amortized consist of developed technology and purchased patent rights recorded at cost and amortized over 5 to 10 years.

b)   Contingent consideration in connection with the acquisition of the Senhance System in 2015 is recorded as a liability and is the estimate of the fair value of potential milestone payments related to business acquisitions. Contingent consideration is measured at fair value using a Monte-Carlo simulation utilizing significant unobservable inputs including the probability of achieving each of the potential milestones, revenue volatility, EURO to USD exchange rate, and an estimated discount rate associated with the risks of the expected cash flows attributable to the various milestones. Significant increases or decreases in any of the probabilities of success or changes in expected timelines for achievement of any of these milestones would result in a significantly higher or lower fair value of these milestones, respectively, and commensurate changes to the associated liability. The contingent consideration is revalued at each reporting period and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

c)   Property and equipment impairment associated with returned Senhance Systems under operating leases that are not expected to generate future cash flows sufficient to recover their net book value.

d) During the second quarter of 2021, the Company received notification from the U.S. Small Business Administration that the principal amount of its Paycheck Protection Program loan of $2.8 million and related interest had been forgiven.  Gain on extinguishment of debt of $2.8 million was recognized for the three and six months ended June 30, 2021, in the consolidated statement of operations and comprehensive loss.

e) The Company’s Series B Warrants are measured at fair value using a simulation model which takes into account, as of the valuation date, factors including the current exercise price, the expected life of the warrant, the current price of the underlying stock, its expected volatility, holding cost and the risk-free interest rate for the term of the warrant. The warrant liability is revalued at each reporting period or upon exercise and changes in fair value are recognized in the consolidated statements of operations and comprehensive loss.

INVESTOR CONTACT:

Mark Klausner or Mike Vallie, 443-213-0499

invest@asensus.com

OR

MEDIA CONTACT:

Lauren Stredler, 847-271-6891

CG Life

lstredler@cglife.com